UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with John Chapman

On April 15, 2014, Sykes entered into an employment agreement with John Chapman, the material terms and conditions of which are summarized below.

The employment agreement provides that Mr. Chapman will serve as an executive of Sykes. The agreement will continue until terminated by one of the parties. Under the agreement, Mr. Chapman’s annual base salary is to be not less than $330,000.00, and he is entitled to (i) participate in a performance-based bonus program ranging from 0% to 50% of his base salary, (ii) annual grants under Sykes’s long-term incentive plan with a target award of 100% of base salary, and (iii) standard fringe benefits provided to other executive officers.

If the agreement is terminated by Sykes for any reason other than death, disability, or cause (as defined in the agreement), or if the agreement is terminated by Mr. Chapman for good reason (as defined below), Sykes is required to pay Mr. Chapman an amount equal to his annual base salary, plus an amount equal to the maximum annual performance bonus he could earn under the performance-based bonus plan in which Mr. Chapman is then participating. If the agreement is terminated by Mr. Chapman within 24 months after a change in control of Sykes (as defined in the agreement), Sykes is required to pay Mr. Chapman an amount equal to twice his annual base salary, plus an amount determined by multiplying the annual target bonus designated or otherwise indicated for Mr. Chapman in the year such change of control occurs by a factor of two. The target bonus amount is to be determined under the performance-based bonus plan in which Mr. Chapman is then participating. Except as provided below, the foregoing amounts are to be paid biweekly in equal installments over 52 weeks (or 104 weeks if a change in control was involved), commencing immediately upon his separation from service. If Mr. Chapman is determined to be a “specified employee” on the date of his “separation from service” (each as defined in Section 409(A) of the Internal Revenue Code and applicable regulations), to the extent that he is entitled to receive any benefit or payment upon such separation from service under the employment agreement that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code before the date that is six months after the date of his separation from service, such benefits or payments will not be provided or paid to him on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum on the first business day after the date that is six months after the date of his separation from service (or, if earlier, within fifteen (15) days following his date of death). All remaining payments and benefits otherwise required to be paid or provided on or after the date that is six months after the date of his separation from service will be paid or provided or paid in accordance with the payment schedule described above.

Also, in the event the agreement is terminated by Mr. Chapman for Good Cause in connection with a change of control of Sykes, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at the option of Mr. Chapman.

“Good reason” for Mr. Chapman’s termination of the agreement is defined in the agreement as: (i) Sykes’s breach of the employment agreement, (ii) a material adverse change in working conditions, duties or status, (iii) a significant geographic relocation of Mr. Chapman’s principal office, or (iv) a change in reporting such that Mr. Chapman is required to report to someone other than the CEO.

The agreement provides that if Mr. Chapman’s employment is terminated by Sykes due to his death, disability or for cause, or voluntarily by Mr. Chapman other than for good reason, then Sykes will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination.

The agreement provides that Mr. Chapman may not solicit any of Sykes’s employees or compete directly or indirectly with Sykes during the term of the agreement and for one year after its expiration in any area in which Sykes’s clients were conducting business during the initial term or any renewal term of the agreement. The agreement contains customary confidentiality provisions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Employment Agreement, dated as of April 15, 2014, between Sykes Enterprises, Incorporated and John Chapman.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ James T. Holder
James T. Holder Executive Vice President, General Counsel and Corporate Secretary

Date: April 15, 2014

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